Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 12, 2021 (except for the impact of the matter discussed in Note 4 - Restatement of Previously Issued Consolidated Financial Statements, as to which the date is May 10, 2021), in Post-Effective Amendment No. 2 to the Registration Statement (Form S-1 No. 333-251109) and related Prospectus of GCM Grosvenor Inc. for the registration of shares of its Class A common stock and warrants to purchase its Class A common stock.

/s/ Ernst & Young LLP

Chicago, Illinois
May 19, 2021